UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 11, 2009

American Realty Capital Trust, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Maryland
 (State or Other Jurisdiction of Incorporation)

333-145949	71-1036989
(Commission File Number)	(IRS Employer Identification No.)

106 Old York Road Jenkintown, PA	19046
(Address of Principal Executive Offices)	(Zip Code)

(215) 887-2189 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition of Assets.

Home Depot Distribution Facility – Topeka, Kansas

On December 11, 2009, the Company acquired a leasehold interest in a build-to-suit Home Depot Distribution Facility that will service Home Depot stores in the Kansas City region (the “Home Depot Facility”).  The Home Depot Facility is a “Rapid Deployment Center” of approximately 465,600 square feet located in Topeka, KS. The aggregate purchase price is approximately $23.5 million, inclusive of all closing costs and fees.  The primary lease term under this net lease arrangement is twenty years, having commenced simultaneous with closing, and provides for two extensions of successive five-year terms.  The average annual base rent over the initial lease term is approximately $2.2 million.

The purchase price is comprised of a combination of proceeds from the sale of common shares and proceeds received from a four-year non-recourse, fixed-rate first mortgage loan totaling approximately $13.7 million.  The first three years of the loan are considered the initial term with a fixed interest rate of 6.25%, and the loan includes a one-year extension option at an interest rate of 6.50%.

Address	City	State	Purchase Price	Compensation to Advisor and Affiliates (1)
5200 SW Wenger Street	Topeka	KS	$23,531,680	$365,763

1Compensation to advisor and affiliate includes acquisition fees and financing arrangement fees.

The Home Depot Facility is net leased to Home Depot U.S.A., Inc. (“Home Depot”) pursuant to which Home Depot will be required to pay all operating expenses and capital expenditures in addition to base rent, simultaneously with the acquisition of the properties, and have a primary lease term of 20 years. Annual rent is approximately $1.8 million for the first year of the initial lease term, which increases 2% annually. The lease provides for two extensions of successive five-year terms.

Address	City	State	Total Square Feet Leased	Rent Per Square Foot	Year 1 Rent	Initial Lease Term (Years)
5200 SW Wenger Street	Topeka	KS	465,600	$3.88	$1,805,961	20

The Company has secured first mortgage indebtedness from the seller of the Home Depot Facility, HD Topeka, LLC. The following table outlines the terms of the debt financing incurred in connection with acquisition of the Home Depot Facility. The loan will be secured by a mortgage on the Home Depot Facility.

Mortgage Debt Amount	Rate	Maturity Date

$13,716,160	6.25%, 6.50%(1)	January 2013(1)

1The loan has a four-year term, with the first three years considered the initial term, and a one year extension

Home Depot (NYSE: HD), together with its subsidiaries, operates as a home improvement retail company. As of the fiscal year ended February 1, 2009, Home Depot had $41.2 billion in assets, $71.3 billion in annual revenue with $2.3 billion in annual net income. Home Depot operates 2,233 retail stores worldwide. Home Depot was founded in 1978 and is based in Atlanta, Georgia. The company’s Home Depot stores sell building materials, home improvement supplies, and lawn and garden products to do-it-yourself customers, do-it-for-me (“D-I-F-M”) customers, home improvement contractors, trades people, and building maintenance professionals. Its stores also offer various installation services for D-I-F-M customers. These installation programs include products such as carpeting, flooring, cabinets, countertops and water heaters. In addition, the company provides professional installation of various products that are sold through its in-home sales programs, such as generators and heating and central air systems. Home Depot is rated BBB+ by S&P.

Home Depot files its financial statements with the Securities and Exchange Commission. The following financial information is taken from such filings.

(Amounts in millions)	Nine Months Ended	For the Fiscal Year Ended
	Nov. 1, 2009	Feb. 1, 2009	Feb. 3, 2008	Jan. 28, 2007
Consolidated Statements of Operations
Net sales	$51,607	$71,288	$77,349	$79,022
Gross profit	17,399	23,990	25,997	26,546
Net earnings	2,319	2,260	4,395	5,761

	As of	As of the Fiscal Year Ended
	Nov. 1, 2009	Feb. 1, 2009	Feb. 3, 2008	Jan. 28, 2007
Consolidated Balance Sheets
Total assets	$43,050	$41,164	$44,324	$52,263
Long-term debt	8,656	9,667	11,383	11,643
Shareholders’ equity	19,380	17,777	17,714	25,030

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

Date: December 16, 2009	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors